Exhibit 10.1
RENTECH, INC. TIME VESTING
INDUCEMENT RESTRICTED STOCK UNIT AWARD
PREAMBLE
Pursuant to this Restricted Stock Unit Agreement dated [_____] (including Appendix A hereto, the “Agreement”), Rentech, Inc. (the “Company”) hereby grants [_____] (the “Executive”), the following award of Restricted Stock Units (“RSUs”) as a material inducement, within the meaning of Section 711(a) of the Rules of the American Stock Exchange, for the Executive to accept employment with the Company [pursuant to that certain Employment Agreement, dated as of [_____], between the Executive and the Company (the “Employment Agreement”). The grant of RSUs contemplated by this Agreement shall be in satisfaction of the Company’s obligation to grant RSUs arising under Section 3(b)(ii) of the Employment Agreement.] Subject to the terms and conditions of this Agreement, the principal features of this award are as follows:
Number of RSUs: [_____] (the “Grant Amount”)
Grant Date: [_____] (the “Grant Date”)
Vesting Start Date: [_____] (the “Vesting Start Date”)
Vesting of RSUs: This award will vest and become nonforfeitable as to one-third of the RSUs subject hereto on each of the first three anniversaries of the Vesting Start Date, subject to the Executive’s continued employment with the Company or any Subsidiary through the applicable anniversary, provided, that (i) if, prior to the third anniversary of the Vesting Start Date, the Executive’s employment is terminated by the Company or a Subsidiary without Cause or by the Executive for Good Reason, in either case, during the period beginning sixty days prior to a Change in Control and ending one year after a Change in Control, or (ii) prior to the third anniversary of the Vesting Start Date, while employed by the Company, the Executive dies or experiences a Disability, then, in any such case, to the extent not previously vested, all RSUs granted hereunder shall vest in full, as applicable, upon (A) the Executive’s termination without Cause or for Good Reason within one year after a Change in Control, (B) the Executive’s death or Disability, or (C) if a Change in Control occurs within sixty days after the Executive’s termination without Cause or for Good Reason, upon such Change in Control (any date on which RSUs vest in accordance herewith, a “Vesting Date”).

The Executive’s signature below indicates the Executive’s agreement with and understanding that this award is subject to all of the terms and conditions contained in this Agreement (including Appendix A). THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ AND UNDERSTANDS THIS AGREEMENT, INCLUDING APPENDIX A HERETO, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT OF RSUS.

RENTECH, INC.	EXECUTIVE

By:

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
1. Grant. The Company hereby grants to the Executive, in accordance with the [Employment Agreement] and as a material inducement, within the meaning of Section 711(a) of the Rules of the American Stock Exchange, to accept employment with the Company, as of the Grant Date, an award of the Grant Amount of RSUs, subject to the terms and conditions contained in this Agreement. As a further condition to the Company’s obligations under this Agreement, the Executive’s spouse, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit A.
2. Definitions.
a.	“Agreement” shall have the meaning provided in the Preamble.
b.	“Board” means the Board of Directors of the Company.
c.	[“Cause” shall have the meaning provided in the Employment Agreement.]
d.	[“Change in Control” shall have the meaning provided in the Employment Agreement.]
e.	“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations and other official guidance promulgated thereunder.
f.	“Committee” means the committee of the Board authorized to interpret and administer the Company’s stock incentive plans.
g.	“Company” shall have the meaning provided in the Preamble.
h.	[“Disability” shall have the meaning provided in the Employment Agreement.]
i.	“Executive” shall have the meaning provided in the Preamble.
j.	[“Employment Agreement” shall have the meaning provided in the Preamble.]
k.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
l.	“Fair Market Value” means, as of any given date, the value of a share of Stock determined as follows:
(i)	If the Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or national market system, its Fair Market Value shall be the closing sales price for a share of Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Stock on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)	If the Stock is not listed on an established stock exchange or national market system, but the Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Stock on such date, the high bid and low asked prices for a share of Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)	If the Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.
m.	[“Good Reason” shall have the meaning provided in the Employment Agreement.]
n.	“Grant Date” shall have the meaning provided in the Preamble.
o.	“RSUs” shall have the meaning provided in the Preamble.
p.	“Stock” means the common stock of the Company, par value $0.01 per share, and such other securities of the Company that may be substituted for Stock pursuant to Section 11 below.
q.	“Subsidiary” means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
3. RSUs. Each RSU that vests on an applicable Vesting Date shall represent the right to receive payment, in accordance with Section 6 below, of one share of Stock. Unless and until an RSU vests, the Executive will have no right to payment in respect of any such RSU. Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
4. Vesting. The RSUs shall vest in accordance with the vesting schedule provided in the Grant Notice to which this Appendix is attached.

5. Termination of RSUs. If the Executive’s continuous employment with the Company and its Subsidiaries is terminated without Cause or for Good Reason prior to both the vesting of all RSUs granted pursuant to this Agreement and the occurrence of a Change in Control, then all RSUs that have not vested as of the sixty-first day following such termination (after taking into consideration any vesting that may occur in connection with the Executive’s death or Disability or upon a Change in Control occurring within the first sixty days following such termination), shall automatically be forfeited and canceled without payment of consideration therefor on the sixty-first day following such termination. If the Executive’s continuous employment with the Company and its Subsidiaries is terminated under circumstances other than those described in the immediately preceding sentence and prior to the vesting of all RSUs granted pursuant to this Agreement, then all RSUs that have not vested as of such termination (after taking into consideration any vesting that may occur in connection with the Executive’s death, Disability or termination of employment) shall automatically be forfeited and canceled without payment of consideration therefor.
6. Payment after Vesting. Payments in respect of any RSUs that vest in accordance herewith shall be made to the Executive (or in the event of the Executive’s death, to his or her estate) in whole shares of Stock. The Company shall make such payments as soon as practicable after the applicable Vesting Date, but in any event within thirty (30) days after such Vesting Date, provided, that notwithstanding the foregoing, if any RSUs vest upon the consummation of a Change in Control occurring after the Executive’s termination of employment in accordance with the vesting provisions set forth in the Preamble, then payments in respect of any such RSUs shall be made no later than ten (10) days after such Vesting Date.
7. Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Executive to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Executive’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the RSUs. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow the Executive to elect to have the Company withhold shares of Stock otherwise issuable under this Agreement (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld, provided, that the number of shares of Stock which may be so withheld with respect to a taxable event arising in connection with the RSUs shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.
8. Rights as Stockholder. Neither the Executive nor any person claiming under or through the Executive will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Executive or any person claiming under or through the Executive.

9. Non-Transferability. The rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated by the Executive in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) other than to a trust for the purpose of estate or tax planning for the benefit of Executive’s spouse and/or children, and shall not be subjected to any lien, obligation or liability of the Executive to any party other than the Company or a Subsidiary, other than by the laws of descent and distribution. Upon any attempt by the Executive to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Executive under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Agreement to single or multiple assignees, in which case any such assignee shall perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such assignment had taken place, and this Agreement shall inure to the benefit of the successors and assigns of the Company.
10. Distribution of Stock. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to this Agreement unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to this Agreement shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Committee may require that the Executive make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require the Executive to comply with any timing or other restrictions with respect to the settlement of any RSUs, including a window-period limitation, as may be imposed in the discretion of the Committee. Notwithstanding any other provision of this Agreement, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the Executive any certificates evidencing shares of Stock issued upon settlement of any RSUs under this Agreement and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
11. Adjustments in Capitalization.
a. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make proportionate adjustments to any or all of the following in order to reflect such change: (a) the aggregate number and kind of shares that may be issued under this Agreement; and (b) the terms and conditions of the RSUs. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

b. In the event of any transaction or event described in Section 11(a) above or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by the terms of this Agreement or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Executive’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
i.	To provide for either (A) termination of this Agreement in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the vesting and payment of RSUs under this Agreement as of the date of such termination (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 11(b), the Committee determines in good faith that no amount would have been attained upon the realization of the Executive’s rights, then the RSUs may be terminated by the Company without payment), or (B) the replacement of such RSUs with other rights or property selected by the Committee in its sole discretion;
ii.	To provide that the RSUs be (A) assumed by a successor or survivor corporation, or a parent or subsidiary thereof, or (B) substituted for by a similar award covering the stock of a successor or survivor corporation, or a parent or subsidiary thereof, in either case, with appropriate adjustments as to the number and kind of shares and prices;
iii.	To make adjustments in the number and type of shares of Stock (or other securities or property) subject to the RSUs and/or in the terms and conditions of the RSUs;
iv.	To provide that RSUs subject to this Agreement shall be payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in this Agreement; and
v.	To provide that the RSUs cannot vest or become payable after such event.
12. Authority. The Committee or the Board, as applicable, shall have the power to interpret this Agreement and to adopt and interpret such rules for its administration, interpretation and application as are consistent with the terms hereof (including, but not limited to, the determination of whether or not any RSUs have vested and become payable). All actions taken and all interpretations and determinations made by the Committee or the Board in good faith will be final and binding upon the Executive, the Company and any and all other interested persons. No member of the Committee or the Board will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement and, to the greatest extent allowable pursuant to applicable law, each member of the Committee and the Board shall be fully indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with such administration of this Agreement.

13. No Effect on Service Relationship. Nothing in this Agreement shall confer upon the Executive any right to serve or continue to serve as an employee, consultant or director of the Company or its affiliates.
14. Severablility. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
15. Tax Consultation. The Executive understands that he may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement. The Executive represents that the Executive has consulted with any tax consultants that he deems advisable in connection with the RSUs and that the Executive is not relying on the Company for tax advice.
16. Amendment. Subject to Section 12 above and Section 18 below, this Agreement may only be amended, modified or terminated by a writing executed by the Executive and by a duly authorized representative of the Company.
17. Relationship to other Benefits. Neither the RSUs nor payment in respect thereof shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.
18. Code Section 409A.
a. General. To the extent that the Committee determines that any RSUs may not be exempt from or compliant with Code Section 409A, the Committee may amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (i) exempt the RSUs from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs, or (ii) comply with the requirements of Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A. Notwithstanding anything herein to the contrary, the Executive expressly agrees and acknowledges that in the event that any taxes are imposed under Code Section 409A in respect of any compensation or benefits payable to the Executive, then (A) the payment of such taxes shall be solely the Executive’s responsibility, (B) neither the Company nor any of its past or present directors, officers, employees or agents shall have any liability for any such taxes and (C) the Executive shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such taxes.

b. Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no shares of Stock (or other amounts) shall be paid to the Executive during the 6-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) to the extent that the Company determines that the Executive is a “specified employee” (within the meaning of Code Section 409A) at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes), the Company shall pay to the Executive in a lump-sum all shares of Stock that would have otherwise been payable to the Executive during such 6-month period under this Agreement.
19. Governing Law. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
21. Fractional Shares. No fractional shares of Stock shall be issued under this Agreement and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.
22. Section 16 Limitations. Notwithstanding any other provision of this Agreement, if the Executive is subject to Section 16 of the Exchange Act, then this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

EXHIBIT A
CONSENT OF SPOUSE
I,                                         , spouse of                     , have read and approve the foregoing Agreement. In consideration of granting of the right to my spouse to receive Rentech, Inc. Restricted Stock Units as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: , _____	Name:

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